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                                                                    Exhibit 12.1

                        SERVICE CORPORATION INTERNATIONAL
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                   Six Months Ended June 30,
                                                                                      2003           2002
                                                                                   ----------     ----------
                                                                               (Thousands, except ratio amounts)
Income (loss) before income taxes and cumulative effect of accounting change ...    $  88,278     $(134,906)

Undistributed income of less than 50% owned equity investees ...................           --            --
Minority interest in income of majority owned subsidiaries
 that have not incurred fixed charges ..........................................          286           469
Add fixed charges as adjusted (from below) .....................................       83,088        95,953
                                                                                    ---------     ---------
                                                                                    $ 171,652     $ (38,484)
                                                                                    ---------     ---------

Fixed charges:
 Interest expense:
         Corporate .............................................................    $  68,843     $  81,546
         Amortization of debt costs ............................................        4,674         3,246
1/3 of rental expense ..........................................................        9,571        11,161
                                                                                    ---------     ---------
Fixed charges ..................................................................       83,088        95,953
 Less: Capitalized interest ....................................................           --            --
                                                                                    ---------     ---------
Fixed charges as adjusted ......................................................    $  83,088     $  95,953
                                                                                    =========     =========

Ratio (earnings divided by fixed charges) ......................................         2.07            (A)
                                                                                    =========     =========


(A) Due to the loss in the six months ended June 30, 2002, the ratio coverage was less than 1:1. In order to achieve a coverage of 1:1, the Company would have had to generate additional income before income taxes and cumulative effects of accounting changes of $134,437.